Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR JULY

Dallas, Texas, July 3, 2014 – Southwest Bank, as Trustee of the Sabine Royalty Trust (NYSE:SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.25364 per unit, payable on July 29, 2014 to unit holders of record on July 15, 2014. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabineroyalty.com/.

This distribution reflects primarily the oil production for April 2014 and the gas production for March 2014. Preliminary production volumes are approximately 27,228 barrels of oil and 327,021 Mcf of gas. Preliminary prices are approximately $96.21 per barrel of oil and $4.69 per Mcf of gas.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	27,228	327,021	$96.21	$4.69

Prior Month	42,204	644,587	$94.05	$4.91

Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt. Because of the transition from Bank of America to Southwest Bank, revenue processing was cut off as of June 27, 2014 to facilitate a smooth transition.

Due to the timing of the end of the month of June, approximately $377,000 of revenue received will be posted in the following month of July in addition to normal receipts during July. Since the close of business on June 27, 2014 and prior to this press release, approximately $3,098,000 in revenue has been received.

As previously disclosed, U.S. Trust, Bank of America Private Wealth Management announced its intention to resign as trustee of the Trust, subject to certain conditions set forth in the trustee’s notice dated January 9, 2014, including Unit holder approval of a successor trustee.

On May 22, 2014, Unit holders approved Southwest Bank as successor trustee, effective May 30, 2014.

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Contact:	Ron E. Hooper
SVP, Royalty Trust Management
Southwest Bank
Toll Free – (855) 588-7839